Exhibit 99.1
rue21, inc. Appoints Bruce L. Hartman to Board of Directors
Warrendale, PA — September 27, 2010 (Globe Newswire) — rue21, inc. (the “Company”) [NASDAQ: rue], a leading specialty apparel retailer, today announced that Bruce Hartman has been appointed to join the Company’s Board of Directors and will serve on its Audit committee. Mr. Hartman, age 57, most recently served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Yankee Candle Company, the largest specialty branded premium scented candle company in the United States.
Bob Fisch, Chief Executive Officer and Chairman of the Board of Directors, stated: “I am delighted to welcome Bruce Hartman to our Board. His senior management experience in finance and operations will make Bruce a valuable addition to our team. We look forward to benefiting from his strategic leadership as we continue to focus on disciplined growth.”
Prior to joining Yankee Candle, Mr. Hartman was the Executive Vice President and Chief Financial Officer at Cushman & Wakefield from April 2006 to January 2008. Additionally, Mr. Hartman served as the Executive Vice President of Foot Locker from April 2002 to November 2005. He sat on the board of Pathmark Supermarkets from 2004 to 2007, and was the chair of their Audit committee from 2006 to 2007.
About rue21, inc.:
rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. rue21 currently operates over 600 stores in 44 states. Learn more at www.rue21.com.
Contact:
Joseph Teklits / Melissa Mackay
ICR, Inc
203-682-8200
jteklits@icrinc.com